Exhibit 99.1

Xoom Reports First Quarter 2013 Results

-	Revenue of $24.3 Million, increased 43% from Q1 2012

-	Gross Sending Volume of $1.06 Billion, increased 63% from Q1 2012

-	841,819 Active Customers, increased 46% from Q1 2012

SAN FRANCISCO, Calif., April 22, 2013 – Xoom Corporation (NASDAQ: XOOM), a digital money transfer provider, today announced financial results for the first quarter of 2013:

•	Revenue for the first quarter was $24.3 million, an increase of 43% from the first quarter of 2012.

•	Gross profit for the first quarter was $16.8 million, an increase of 46% from the first quarter of 2012.

•	GAAP net loss for the first quarter was $79,000, or $0.00 per diluted share, compared to a net loss of $494,000, or $0.10 per diluted share, for the first quarter of 2012.

•	Adjusted EBITDA for the first quarter was $1.6 million, compared to $420,000 for the first quarter of 2012.

•	Non-GAAP earnings per diluted share was $0.02, compared to a loss of $0.01 per diluted share for the first quarter of 2012.

•

Cash, cash equivalents, disbursement prefunding and short-term investments were $149.5 million as of March 31, 2013, compared to $85.3 million as of December 31, 2012. The increase in cash was driven primarily by net proceeds from Xoom’s initial public offering in February 2013.

•	Outstanding amounts due under the line of credit were $25.0 million as of March 31, 2013, compared to $40.0 million as of December 31, 2012.

“The quarter’s good performance speaks to the strength of our digital money transfer model,” said John Kunze, President and Chief Executive Officer. “We are very pleased with these results, and the value of our product in the eyes of our target consumers.”

Operating Metrics

•	Gross sending volume for the quarter grew 63% to $1.06 billion from the first quarter of 2012.

•	Transactions for the quarter grew 51% to 2,039,000 from the first quarter of 2012.

•	Active customers for the quarter grew 46% to 841,819 from the first quarter of 2012.

•	New customers for the quarter grew 19% to 109,631 from the first quarter of 2012.

Highlights and Strategic Announcements

•

In February, Xoom rang the NASDAQ Opening Bell announcing its initial public offering of 7.3 million shares of its common stock to the public at $16.00 per share. The offering included 1.1 million shares of common stock sold by the selling stockholders. The shares began trading on the NASDAQ Global Select Market under the ticker symbol XOOM on February 15, 2013.

•

In March, Xoom launched a new and improved mobile website based on HTML 5 features. The website provides customers an even better platform from which to send money anytime, anywhere. Mobile as a percentage of transactions was 28% this quarter, compared to 15% the same period a year ago.

•	During the quarter, Xoom announced two initiatives to provide customers a seamless user experience:

•	In January, Xoom launched StatusTrak, a new tracking center that provides customers a variety of ways to track their transfers by text message, email updates and 24/7 support.

•	In March, Xoom launched Pay Only When Received, POWR, a breakthrough initiative that gives customers assurance that Xoom will not withdraw money until it is received by their loved ones.

Business Outlook

For Q2 2013, Xoom estimates the following:

•	Revenue to be between $25 million and $26 million.

•	Adjusted EBITDA to be between a loss of $2.4 million and a loss of $1.6 million.

•	GAAP diluted net loss per share to be in the range of $0.13 to $0.10.

•	Non-GAAP diluted net loss per share to be in the range of $0.10 to $0.07.

For Full Year 2013, Xoom estimates the following:

•	Revenue to be between $104 million and $106 million.

•	Adjusted EBITDA to be between a loss of $3.4 million and a loss of $1.9 million.

•	GAAP diluted net loss per share to be in the range of $0.37 to $0.32.

•	Non-GAAP diluted net loss per share to be in the range of $0.24 to $0.19.

Xoom plans to host a conference call today to review its first quarter 2013 results and to discuss its financial outlook for the second quarter and full year 2013. The conference call can be accessed by dialing the toll free number (877) 440-7574 or the international number (253) 237-1314. The call is scheduled to begin at 2:00 p.m. PT / 5:00 p.m. ET and can be accessed via the Web at ir.xoom.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 60 days.

About Xoom

Xoom is a digital money transfer provider, focused on helping consumers send money in a secure, fast and cost-effective way using their mobile phone, tablet or computer. During the 12 months ended March 31, 2013, Xoom’s more than 840,000 active customers sent more than $3.6 billion to family and friends in 30 countries worldwide. The company is headquartered in San Francisco and can be found online at www.xoom.com.

Forward-Looking Statements

This press release and Xoom’s scheduled conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, expectations, plans, prospects and financial results for Xoom, including, but not limited to, its expectations regarding its market demand, future earnings and revenue. These forward-looking statements are based upon the current expectations and beliefs of Xoom’s management as of the date of this press release and conference call, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release and during the conference call are based on information available to Xoom as of the date thereof, and Xoom disclaims any obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the evolving nature of the industry in which Xoom operates; its failure to attract new customers or retain existing customers; economic, political or regulatory factors beyond its control, in the U.S. or in countries its customers transfer money to; fluctuations in foreign exchange rates; competitive pricing and marketing strategies by competitors; the adoption of competing technologies that supplant its services; the use of its services for illegal or improper purposes; the failure of partners to disburse funds according to Xoom’s instructions; its ability to contract for third-party services on commercially reasonable terms; the maintenance of its payment network on terms consistent with those currently in place; increases in transaction processing fees; declines in customer confidence in its business or in money transfer providers generally; its ability to protect its intellectual property; the adoption of smartphones and mobile devices to access information on the Internet and use of its services; potential breaches of its security systems; and other risks and uncertainties.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to Xoom’s Registration Statement on Form S-1 declared effective on February 14, 2013, and any subsequently filed reports on Forms 10-Q and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) at www.sec.gov or Xoom’s website at www.xoom.com.

Non-GAAP Financial Measures

Xoom’s stated results include certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Adjusted EBITDA excludes provision for income taxes, interest expense, interest income, depreciation and amortization, and expenses related to stock-based compensation expense. Non-GAAP net income excludes expenses related to stock-based compensation expense. Adjusted EBITDA and Non-GAAP net income exclude these expenses as they are often excluded by other companies to help investors understand the operational performance of their business, and in the case of stock-based compensation, can be difficult to predict. Xoom believes these adjustments provide useful comparative information to investors.

Xoom considers these non-GAAP financial measures to be important because they provide useful measures of its operating performance and are used by its management for that purpose. In addition, investors often use measures such as these to evaluate the operating performance of a company. Non-GAAP results are presented for supplemental informational purposes only for understanding Xoom’s operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

XOOM CORPORATION AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(unaudited)	(derived from audited financial statements)
Assets
Current assets:
Cash and cash equivalents	$84,055	$45,077
Disbursement prefunding	13,876	15,070
Short-term investments	51,537	25,125
Customer funds receivable	37,959	9,318
Prepaid expenses and other current assets	3,186	4,934

Total current assets	190,613	99,524
Noncurrent assets:
Property, equipment, and software, net	3,807	3,884
Restricted cash	10,349	9,337
Other assets	299	348

Total assets	$205,068	$113,093

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,942	$7,150
Customer liabilities	25,094	8,536
Line of credit	—	15,000

Total current liabilities	33,036	30,686
Non-current liabilities:
Non-current portion of line of credit	25,000	25,000
Other non-current liabilities	96	87

Total liabilities	58,132	55,773

Stockholders’ equity:
Convertible preferred stock, $0.0001 par value. Authorized 0 and 86,726,665 shares; issued and outstanding 0 and 21,444,251 shares; aggregate liquidation preference $0 and $115,404 at March 31, 2013 and December 31, 2012, respectively	—	2
Common stock, $0.0001 par value. Authorized 500,000,000 and 135,000,000 shares; issued and outstanding 32,940,948 and 5,083,616 shares at March 31, 2013 and December 31, 2012, respectively	3	1
Additional paid-in capital	210,389	120,684
Accumulated other comprehensive income (loss)	(11)	(1)
Accumulated deficit	(63,445)	(63,366)

Total stockholders’ equity	146,936	57,320

Total liabilities and stockholders’ equity	$205,068	$113,093

XOOM CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Revenue	$24,315	$16,945
Cost of revenue	7,519	5,461

Gross profit	16,796	11,484

Marketing	5,692	4,288
Technology and development	4,834	3,623
Customer service and operations	3,017	2,197
General and administrative	2,923	1,678

Total operating expense	16,466	11,786

Income (loss) from operations	330	(302)

Other income (expense):
Interest expense	(447)	(247)
Interest income	36	21
Other income	4	36

Loss before provision for income taxes	(77)	(492)
Provision for income taxes	(2)	(2)

Net loss	$(79)	$(494)

Basic and diluted net loss per share	$(0.00)	$(0.10)

Weighted-average shares used to compute per share amounts-basic and diluted	19,041	5,030

XOOM CORPORATION AND SUBSIDIARY

Key Metrics

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Other Financial and Operational Data:
Gross Sending Volume	$1,055,847,000	$646,041,000
Transactions	2,039,000	1,354,000
Active Customers	841,819	576,446
New Customers	109,631	92,316
Cost Per Acquisition of a New Customer	$40	$40
Adjusted EBITDA (in thousands)	$1,574	$420

XOOM CORPORATION AND SUBSIDIARY

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended March 31,
	2013	2012
	(in thousands)
	(unaudited)
Non-GAAP net loss per share:
GAAP net loss	$(79)	$(494)
Add back: stock-based compensation	778	424

Non-GAAP net income (loss)	$699	$(70)

Non-GAAP Diluted Net Income (Loss) Per Share	$0.02	$(0.01)

Non-GAAP Diluted Shares	34,459	5,030
Reconciliation of Adjusted EBITDA:
Net loss	$(79)	$(494)
Provision for income taxes	2	2
Interest expense	447	247
Interest income	(36)	(21)
Depreciation and amortization	462	262
Stock-based compensation	778	424

Adjusted EBITDA	$1,574	$420

XOOM CORPORATION AND SUBSIDIARY

Forward-Looking Guidance

	Three Months Ending June 30, 2013		Twelve Months Ending December 31, 2013
	From	To	From	To
	(In thousands, except per share data)
Net loss per share:
GAAP net loss	$(4,213)	$(3,417)	$(11,165)	$(9,650)
Add back: stock-based compensation	998	998	4,027	4,027

Non-GAAP net loss	$(3,215)	$(2,419)	$(7,138)	$(5,623)

GAAP Diluted Net Loss Per Share	$(0.13)	$(0.10)	$(0.37)	$(0.32)

Non-GAAP Diluted Net Loss Per Share	$(0.10)	$(0.07)	$(0.24)	$(0.19)

GAAP and Non-GAAP Diluted Shares	32,996	32,996	29,815	29,815
Adjusted EBITDA:
GAAP net loss	$(4,213)	$(3,417)	$(11,165)	$(9,650)
Provision for income taxes	—	—	2	2
Interest expense	395	395	1,632	1,632
Interest income	(66)	(66)	(232)	(232)
Depreciation and amortization	476	476	2,356	2,356
Stock-based compensation	998	998	4,027	4,027

Adjusted EBITDA	$(2,410)	$(1,614)	$(3,380)	$(1,865)

Contacts:

Gloria Lee

Director of Investor Relations

IR@xoom.com

Robin Carr

Director of Public Relations

PR@xoom.com